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Exhibit 15

The Board of Directors and Partners
Duke Realty Corporation and
Duke Realty Limited Partnership:

        With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated May 3, 2004, August 9, 2004 and November 9, 2004 related to our reviews of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports were not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/  KPMG LLP

KPMG LLP
Indianapolis, Indiana
November 15, 2004

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  Exhibit 15